Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Exicure, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-237043 and 333-222999) on Form S-8 and registration statements (No. 333-251555, 333-227475, 333-221791 and 333-230175) on Form S-3 of Exicure, Inc. of our report dated March 11, 2021, with respect to the consolidated balance sheets of Exicure, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Exicure, Inc.
/s/ KPMG LLP

Chicago, Illinois
March 11, 2021